Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRICING OF $50 MILLION OF SENIOR NOTES

NEW YORK, NY, July 17, 2013 — Mercer International Inc. (“Mercer” or the “Company”) (Nasdaq: MERC, TSX: MRI.U) today announced that it has priced its previously announced offering of $50 million aggregate principal amount of its 9.5% senior notes due 2017. The additional notes were priced at 104.5% of their principal amount, plus accrued interest, if any, from June 1, 2013. The notes were offered as additional notes under an existing indenture, dated as of November 17, 2010, between Mercer and Wells Fargo Bank, National Association, as trustee, pursuant to which Mercer previously issued $300 million aggregate principal amount of 9.5% senior notes due 2017. The additional notes will have the same CUSIP number, be fully fungible with, rank equally with and form a single series with the Company’s existing senior notes. The Company anticipates that the offering will close on or around July 22, 2013, subject to customary closing conditions.

Mercer estimates that the net proceeds from the offering will be approximately $50.5 million, after deducting the underwriter’s discounts and estimated offering expenses. Mercer intends to use the net proceeds from the offering to repay revolving credit indebtedness and for general corporate purposes.

Credit Suisse Securities (USA) LLC is acting as the sole book-running manager for the offering. The notes are being offered pursuant to the Company’s effective shelf registration statement (File No. 333-185246) that was previously filed with the Securities and Exchange Commission (“SEC”) and a shelf prospectus filed with Canadian securities regulatory authorities in the provinces of British Columbia, Alberta, Manitoba and Ontario (the “Canadian Provinces”) under the Multijurisdictional Disclosure System (“MJDS”). The offering of notes will be made only by means of a prospectus supplement and related base prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC and with the securities regulatory authorities in the Canadian Provinces under the MJDS. A copy of the preliminary prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue 1B, New York, NY 10010 – telephone 800-221-1037 (toll-free) or by accessing EDGAR on the SEC’s website at www.sec.gov. In Canada, a copy of the preliminary prospectus supplement and related base prospectus may be obtained by either contacting the above underwriter or by accessing the SEDAR website at www.sedar.com.

This press release does not constitute an offer to sell or a solicitation to buy the notes described herein, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. The notes have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement, the base prospectus or Mercer’s shelf registration statement.

Mercer International Inc. is a global pulp manufacturing company.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

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